UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 25, 2003

Commission file number 1-3295

MINERALS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1190717 (I.R.S. Employer Identification Number)
The Chrysler Building 405 Lexington Avenue New York, New York (address of principal executive office)	10174-1901 (Zip Code)

(212) 878-1800
(Registrant's telephone number including area code)

Item 5.         Other Events

        On September 25, 2003, Minerals Technologies Inc. issued a press release in the following form concerning the election of Mr. William C. Stivers to its Board of Directors.

News
For Immediate Release September 25, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS WILLIAM C. STIVERS
TO BOARD OF DIRECTORS
----------

NEW YORK, September 25--Minerals Technologies Inc. announced today that it has elected William C. Stivers to its Board of Directors.

          Mr. Stivers, former executive vice president and chief financial officer of Weyerhauser Company, becomes the eleventh member of the Minerals Technologies board.

           "William Stivers' in-depth knowledge and understanding of the worldwide paper industry and his financial expertise will make him a valuable addition to the Minerals Technologies board," said Paul R. Saueracker, chairman, president and chief executive officer.

          Mr. Stivers joined Weyerhauser Company in 1970 as finance manager and treasurer of the then newly formed Weyerhauser Real Estate Company. In 1972, he was elected Weyerhauser Company treasurer; and, in 1980, he was elected a vice president of the company. In 1990, Mr. Stivers was elected senior vice president and chief financial officer, and in April of 1998 he was elected executive vice president and chief financial officer.

          Mr. Stivers serves on the Board of Directors of the Factory Mutual Insurance Company, where he is chairman of the Finance Committee and a member of the Executive Committee. He is a member of the Financial Executives Institute and is past chairman of St. Francis Hospital in Federal Way, Washington. Mr. Stivers is also a past member of Chase Manhattan Bank's National Advisory Board.

          Minerals Technologies is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $752.7 million in 2002.

####

For further information about Minerals Technologies Inc. look on the Internet at
http://www.mineralstech.com/

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINERALS TECHNOLOGIES INC.

By:	c/S. Garrett Gray
S. Garrett Gray
Vice President, General Counsel and Secretary

Date: October 1, 2003